Exhibit 10.1

Execution Version

SIXTH AMENDMENT TO AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of September 29, 2015, by and among BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010 (as amended by that certain First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 22, 2011, as further amended by that certain Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 1, 2012, as further amended by that certain Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 29, 2013, as further amended by that certain Fourth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 14, 2014, as further amended by that certain Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 17, 2015, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders party hereto (constituting Required Lenders under the Credit Agreement) are willing, subject to the terms and conditions set forth herein, to amend the Credit Agreement as provided for herein;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

2. Amendments to the Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by replacing each reference to “Level VI” in each of the definitions of “Applicable Margin” and “Applicable Percentage” with the following in lieu thereof: Level VII.

(b) Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of “Consolidated Net Income” in its entirety with the following definition:

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) the effect of (i) any extraordinary or non-recurring gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (iv) any unremitted earnings of any Subsidiary that is subject to restrictions as to the payment of dividends or distributions, (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (vi) any non-cash foreign exchange rate gains or losses and (vii) up to and including the Fiscal Quarter ending December 31, 2016, all costs, fees and expenses determined in good faith by the chief financial officer, treasurer or controller of the Borrower as properly attributable to restructurings in connection with general and administrative and operating cost reductions (as set forth in reasonable detail on a certificate of such officer delivered to the Administrative Agent) in an amount not to exceed $50,000,000 in the aggregate.

(c) The definition of “Permitted Investments” in Section 1.1 of the Credit Agreement is hereby amended by deleting the word “and” from the end of clause (iv), adding the phrase “: and” at the end of clause (v) and adding the following clause (vi):

(vi) Investments made in connection with any Permitted Call Spread Transactions.

(d) Section 1.1 of the Credit Agreement is hereby amended by replacing the phrase “30% of Consolidated Net Tangible Assets” in clause (xi) of the definition of “Permitted Liens” with the phrase “15% of Consolidated Net Tangible Assets”.

(e) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such section in the appropriate alphabetical order:

“Anti-Corruption Law” means, as to any person, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other similar anti-corruption laws of the European Union.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Permitted Bond Hedge Transactions” means one or more call or capped call option transactions (or substantively equivalent derivative transactions) on the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) purchased by the Borrower from one or more financial institutions in connection with the issuance of any Indebtedness;

“Permitted Call Spread Transactions” means any Permitted Bond Hedge Transactions and any Permitted Warrant Transactions.

“Permitted Warrant Transactions” means any call option or warrant transactions (or substantively equivalent derivative transactions) on the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) sold by the Borrower to one or more financial institutions substantially concurrently with any purchase by the Borrower of one or more related Permitted Bond Hedge Transactions.

“Sanction” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the government of United States of America (including without limitation, OFAC or the U.S. State Department), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the Sanctioned Entities List maintained by the U.S. Department of State available at http://www.state.gov, or as otherwise published from time to time, (c) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (d) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (e) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) any Person physically located, organized or resident in a Sanctioned Country or (e) any Person controlled by any such Person, to the extent that applicable Sanctions prohibit transactions with such controlled Person.

(f) Section 4.16 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

None of the Borrower, any of its Subsidiaries, any of their respective directors or executive officers or, to their knowledge, any of their respective non-executive officers is a Sanctioned Person.

(g) Section 4.17 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

The Borrower and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) all applicable provisions of Title III of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

(h) Section 6.1 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

The Borrower will maintain, as of the last day of each Fiscal Quarter, a Leverage Ratio of not greater than (a) for each Fiscal Quarter ending during the period from September 30, 2015 through December 31, 2016, 4.75:1.00, (b) for each Fiscal Quarter ending during the period from March 31, 2017 through December 31, 2017, 4.50:1.00, (c) for each Fiscal Quarter ending during the period from March 31, 2018 through June 30, 2018, 4.25:1.00, and (d) for each Fiscal Quarter ending thereafter, 4.00:1.00.

(i) Section 6.2 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

The Borrower will maintain, as of the last day of each Fiscal Quarter, an Interest Coverage Ratio of not less than (a) for each Fiscal Quarter ending during the period from September 30, 2015 through December 31, 2016, 2.00:1.00, (b) for each Fiscal Quarter ending during the period from March 31, 2017 through December 31, 2017, 2.25:1.00, (c) for each Fiscal Quarter ending during the period from March 31, 2018 through June 30, 2018, 2.50:1.00, and (d) for each Fiscal Quarter ending thereafter, 2.75:1.00.

(j) Article V of the Credit Agreement is hereby amended by adding at the end thereof the follow new Section 5.13:

Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect and enforce policies and procedures designed to procure compliance, in all material respects, by the Borrower, its Subsidiaries and their respective directors and officers with applicable Sanctions and the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Anti-Corruption Law applicable to it. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not, and the Borrower shall ensure that its Subsidiaries shall not, directly or, to their knowledge, indirectly, use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would cause any Lender to be in violation of applicable Sanctions.

(k) Section 7.5 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

The Borrower will not, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), other than (i) dividends and other distributions paid in kind or in capital stock, (ii) payments on Permitted Subordinated Debt to the extent permitted under the subordination terms of such Indebtedness approved by the Lenders, (iii) the cashless exercise of options, warrants, conversion and other rights or tax withholding with respect to the exercise of stock awards, (iv) severance, settlement or similar payments made to former employees in an aggregate amount not to exceed $10,000,000 in any Fiscal Year, (v) so long as no Event of Default has occurred and is continuing or would result therefrom, dividends paid in cash or other property in respect of Capital Stock and other purchases, redemptions, retirements, defeasances or other acquisitions of, any shares of Capital Stock for cash or other property, (vi) so long as no Event of Default has occurred and is continuing or would result therefrom, any payments in connection with any Permitted Call Spread Transactions and (vii) other dividends in respect of the Borrower’s Capital Stock in an amount not to exceed $5,000,000 in any Fiscal Year.

3. Amendment to Schedule I to the Credit Agreement. Schedule I to the Credit Agreement is hereby amended by replacing such Schedule in its entirety with Schedule I attached to this Amendment.

4. Conditions to Effectiveness of this Amendment. It is understood and agreed that this Amendment shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received (i) such fees as the Borrower has previously agreed to pay on or prior to the date that this Amendment becomes effective to the Administrative Agent or any of its affiliates in connection with this Amendment, including without limitation the fees payable pursuant to that certain fee letter, dated as of September 29, 2015, among the Administrative Agent, SunTrust Robinson Humphrey, Inc. and the Borrower (including without limitation fees payable thereunder to the Administrative Agent for the account of each Lender entitled thereto pursuant to the terms of such fee letter), (ii) reimbursement or payment of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent) for which invoices (including estimated expenses) have been presented to the Borrower at least two (2) days before the anticipated Effective Date unless otherwise agreed by the Borrower and the Administrative Agent, and (iii) executed counterparts to this Amendment from the Borrower and the Required Lenders.

5. Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders as follows:

(a) The execution and delivery by the Borrower of this Amendment are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational action;

(b) The execution, delivery and performance by the Borrower of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries prohibited under the Loan Documents;

(c) This Amendment has been duly executed and delivered for the benefit of the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(d) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof.

(e) Since March 31, 2015, there has not occurred any event that has had or could reasonably be expected to have, a Material Adverse Effect.

6. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower (to the extent that the Borrower is a party thereto) to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

8. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

9. Costs and Expenses. The Borrower agrees to pay on demand all reasonable, out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof.

11. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

BORROWER:

BRISTOW GROUP INC.

By:	/s/ Joe A. Baj
	Name:	Joe A. Baj
	Title:	Vice President and Treasurer

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

LENDERS:

SUNTRUST BANK, individually and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Shannon Juhan
Name:	Shannon Juhan
Title:	Director

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

JPMorgan Chase Bank, N.A.

By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Authorized Officer

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Jamie Grunsky
Name:	Jamie Grunsky
Title:	Banking Officer

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

Compass Bank

By:	/s/ Collis Sanders
Name:	Collis Sanders
Title:	Executive Vice President

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
Name:	Warren Van Heyst
Title:	Authorized Signatory

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Christian S. Brown
Name:	Christian S. Brown
Title:	Managing Director

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

Wells Fargo Bank, N.A.

By:	/s/ Donald W. Herrick, Jr.
Name:	Donald W. Herrick, Jr.
Title:	Director

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

WHITNEY BANK

By:	/s/ Gregory J. Zaurbrecher
Name:	Gregory J. Zaurbrecher
Title:	Senior Vice President

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

Bank of America, N.A.

By:	/s/ Juan Trejo
Name:	Juan Trejo
Title:	Vice President

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

Barclays Bank Plc

By:	/s/ Jonathan Wilson
Name:	Jonathan Wilson
Title:	Director

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Lender,

By:	/s/ Kevin Sparks
Name:	Kevin Sparks
Title:	Vice President

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Kara Van Duzee
Name:	Kara Van Duzee
Title:	Vice President

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

HSBC Bank USA, N.A.

By:	/s/ Sara S Knudsen
Name:	Sara S Knudsen
Title:	Vice President

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

Fifth Third Bank

By:	/s/ Christopher Mosley
Name:	Christopher Mosley
Title:	Vice President

[Signature Page to Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

SCHEDULE I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Senior Credit Facilities Pricing	Level I		Level II	Level III	Level IV	Level V	Level VI	Level VII
Leverage Ratio	≤	1.75:1.00	> 1.75:1.00 but ≤ 2.25:1.00	> 2.25:1.00 but ≤ 2.75:1.00	> 2.75:1.00 but ≤ 3.25:1.00	> 3.25:1.00 but ≤ 3.75:1.00	> 3.75:1.00 but ≤ 4.25:1.00	> 4.25:1.00
Applicable Margin for Eurocurrency Rate Loans		1.00%	1.25%	1.50%	1.75%	2.00%	2.25%	2.50%
Applicable Margin for Base Rate Loans		0.00%	0.25%	0.50%	0.75%	1.00%	1.25%	1.50%
Commitment Fee Rate		0.25%	0.25%	0.30%	0.30%	0.375%	0.50%	0.625%